Exhibit 99.1

          Investor Contact:                           Media Contacts:
          ----------------                            --------------
          Joseph D. Pititto                           Ken Young
          (516) 237-6131                              (516) 237-6102
          E-mail: invest@1800flowers.com              kyoung@1800flowers.com
          ------------------------------              ----------------------



             1-800-FLOWERS.COM(R) Reports Fiscal 2005 First Quarter
                    Revenues of $97.5 Million, Up 2.5 Percent

* Online revenues grew 8.5 percent to $53.1 million, representing 54.4 percent of total revenues compared with $48.9 million and 51.4 percent in the prior year period.
* Net loss declined to $2.7 million or $0.04 per share compared with $5.1 million or $0.08 per share in the year-ago period. Comparative pre-tax loss was $4.7 million, or $0.07 per share, compared with a pre-tax loss of $5.1 million, or $0.08 per share in the prior year period.
* Company attracted 460,000 new customers, 62% through its online channels
* Repeat customers represented 60.5 percent of combined online and telephonic orders, compared with 58.3 percent in the same period last year

Westbury, NY, October 21, 2004 - 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today reported revenues of $97.5 million for its fiscal 2005 first quarter ended September 26, 2004. This represented an increase of 2.5 percent compared with revenues of $95.2 million reported in the prior year period. Online revenues increased 8.5 percent to $53.1 million compared with $48.9 million in the first quarter of fiscal 2004. Telephonic revenues for the quarter were $37.6 million compared with $40.4 million in the prior year period, down 6.9 percent reflecting the continued migration of customers to the Internet. Online revenues represented 54.4 percent of total revenues, compared with 51.4 percent in the prior year period.

For the first quarter, the Company reported a gross profit margin of 40.6 percent compared with 41.1 percent in the prior year period. The slight decline in gross profit margin was attributed primarily to product mix. During the quarter, the Company reduced its operating expense ratio by 60 basis points to
45.6 percent of total revenues compared with 46.2 percent in last year's first quarter. The Company attributed the improvement to its ability to leverage prior investments in its operating infrastructure and the lower processing costs associated with the higher percentage of online orders.

Net loss for the fiscal 2005 first quarter, including a tax benefit of $2.0 million, was $2.7 million or $0.04 per share compared with a net loss of $5.1 million or $0.08 per share in the prior year period. The fiscal 2005 first quarter includes a tax benefit of $1.9 million. On a comparative basis, pre-tax loss for the fiscal 2005 first quarter was $4.7 million, or $0.07 per diluted share, compared with a pre-tax loss of $5.2 million, or $0.08 per diluted share in the prior year period.
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


1-800-FLOWERS.COM Reports Revenue of $97.5 Million for its Fiscal 2005 First Quarter, pg. 2:



During the fiscal first quarter, the Company attracted 460,000 new customers, approximately 62 percent of whom, or 287,000, came to the Company online. These customers were attracted to the Company's family of brands through a combination of cost-effective marketing programs as well as its convenient, multi-channel customer access and expanded gift offerings. Approximately 1.2 million customers placed orders during the period of which 60.5 percent were repeat customers, up from 58.3 percent in the first quarter of fiscal 2004. This reflects the Company's continuing focus on deepening the relationship with its existing customers to become their trusted source for gifts and services for all their celebratory occasions.

Jim McCann, CEO of 1-800-FLOWERS.COM, noted that the Company's fiscal first quarter is traditionally its lowest in terms of revenues due to the lack of gifting holidays during the summer months. "Despite this," he said, "we were able to grow our online revenues by 8.5 percent and achieve a further reduction in our operating expense ratio. Furthermore, during the quarter we enhanced our efforts in several key business areas:

o We implemented changes in our marketing and merchandising programs for our home and garden gifts category designed to enhance its creative presentation and increase new product offerings. We are confident that these changes will begin to show positive results during the current quarter.
o We made further investments in our Business Gift Services division, expanding our sales team and increasing our corporate account base in preparation for, what we believe, will be an improved environment for corporate gifting in this year's upcoming holiday season.
o And, we implemented enhancements to our website and marketing materials featuring our unique range of floral gift choices, including flowers shipped overnight Fresh From Our Growers, professionally designed floral gifts created by our master florists available for same-day delivery anywhere in the country, and, our newest offering - the unconventional floral artistry of Jane Carroll, combining elements of art and sculpture with premium flowers for gifts that can only be found at 1-800-FLOWERS.COM.

"As we enter the important holiday shopping season, we believe we are well positioned to achieve accelerated top line growth and enhanced profitability. Throughout the quarter, we will be stepping up our marketing and merchandising efforts, including a variety of direct mail campaigns, broadcast media programs and a broad range of online advertising efforts - all designed to attract a significant number of new customers to our great family of gift brands while simultaneously deepening the relationship we have with our existing customers," said McCann.

Company Guidance:
The Company reiterated its guidance for fiscal 2005 which calls for organic revenue growth of 8-to-10 percent compared with the prior year. Furthermore, the Company expects to achieve further reductions in its operating expense ratio during fiscal 2005, by leveraging prior investments in its brand, technology platform, unique fulfillment system and growing customer database. As a result of these factors, the Company expects to grow pre-tax income approximately 40 percent in fiscal 2005 compared with fiscal 2004. Regarding its current fiscal second quarter, which includes the calendar-year-end holiday period, the Company expects the period will represent approximately 34-to-37 percent of full-year revenues, driven by expected strong growth in its floral gift category as well as in such "high-growth" complementary gift categories as gourmet food gifts, gift baskets, candy and children's gifts.

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

1-800-FLOWERS.COM Reports Revenue of $97.5 Million for its Fiscal 2005 First Quarter, pg. 3:



About 1-800-FLOWERS.COM(R)
--------------------------
For more than 25 years, 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS) has been the leading innovator in the floral industry, taking the extra step to help people connect and express themselves quickly and easily with exquisite floral gifts crafted with care by renowned artisans and the nation's leading florists, as well as distinctive non-floral gifts appropriate for any occasion or sentiment. The Company provides gift solutions same day, any day, offering an unparalleled selection of flowers, plants, gourmet foods and confections, gift baskets and other impressive unique gifts. As always, satisfaction is guaranteed, and customer service is paramount with quick, convenient ordering options, fast and reliable delivery, and gift advisors always available. Customers can shop 1-800-FLOWERS.COM 24-hours a day, seven-days a week via the Internet (http://www.1800flowers.com); by calling 1-800-FLOWERS(R) (1-800-356-9377); or
by visiting a Company-operated or franchised store. The 1-800-FLOWERS.COM family of brands also includes home decor and garden merchandise from Plow & Hearth(R) (1- 800-627-1712 or http://www.plowandhearth.com); premium popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or http://www.thepopcornfactory.com); gourmet foods from GreatFood.com(R) (http://www.greatfood.com); and children's gifts from HearthSong(R) (http://www.hearthsong.com) and Magic Cabin(R) (http://www.magiccabin.com).

Special Note Regarding Forward-Looking Statements:
--------------------------------------------------
A number of statements contained in this press release, other than statements of historical fact, are forward-looking within the meaning of the Private
Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve its stated forecast for revenue and earnings growth in its fiscal year 2005; its ability to improve sales performance in its home and garden gifts category; its ability to reduce its operating expense ratio; its ability to maintain and enhance its online shopping web sites to attract customers; its ability to successfully introduce new products and product categories; its ability to provide timely fulfillment of customer orders; its ability to cost effectively acquire and retain customers; its ability to strengthen its balance sheet; its ability to compete against existing and new competitors; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release, the scheduled conference call pertaining to fiscal 2005 first quarter, or Company guidance for fiscal year 2005, and any recordings thereof or in any of its SEC filings except as may be otherwise stated by the Company.

Conference Call:
The Company will conduct a conference call to discuss the attached financial results today at 11:00 a.m. ET. The call will be "web cast" live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site. An indexed recording of the call will be posted on the Investor Relations section of the Company's web site within 2 hours of the call's completion. A replay of the call can be accessed via telephone beginning at 2:00 p.m. (ET) on 10/21/04 through midnight on 10/22/04 at: 1-888-203-1112
(domestic) or 1-719-457-0820 (international). Enter reservation #845834.

                              [See Attached Tables]

1-800-FLOWERS.COM Reports Revenues of $97.5 Million for its Fiscal 2005 First Quarter, pg.4:


                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                                                       September 26,     June 27,
                                                                                           2004            2004
                                                                                    ------------------ --------------
                                                                                          (unaudited)
Assets
Current assets:
     Cash and equivalents                                                                    $50,790         $80,824
     Short-term investments                                                                   23,343          22,550
     Receivables, net                                                                          9,761           9,013
     Inventories                                                                              33,358          19,625
     Deferred income taxes                                                                    18,430          16,463
     Prepaid and other current assets                                                          3,681           1,517
                                                                                        --------------  --------------
     Total current assets                                                                    139,363         149,992

Property, plant and equipment, net                                                             41,670          42,460
Investments                                                                                     7,729           8,260
Goodwill                                                                                       34,529          34,529
Other intangibles, net                                                                          2,440           2,598
Deferred income taxes                                                                          13,548          13,548
Other assets                                                                                   12,490          10,165
                                                                                        --------------  --------------
    Total assets                                                                             $251,769        $261,552
                                                                                        ==============  ==============

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable and accrued expenses                                                    $57,581         $63,266
     Current  maturities of long-term  debt and  obligations  under
      capital leases                                                                            2,956           3,022
                                                                                        --------------  --------------
     Total current liabilities                                                                 60,537          66,288

Long-term debt and obligations under capital leases                                             5,362           6,062
Other liabilities                                                                               3,217           2,812
                                                                                        --------------  --------------
     Total liabilities                                                                         69,116          75,162
Total stockholders' equity                                                                    182,653         186,390
                                                                                        --------------  --------------
Total liabilities and stockholders' equity                                                   $251,769        $261,552
                                                                                        ==============  ==============






                                     (more)

1-800-FLOWERS.COM Reports Revenues of $97.5 Million for its Fiscal 2005 First Quarter, pg.5:


                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                         Selected Financial Information
                        Consolidated Statements of Income
                    (In thousands, except for per share data)
                                   (unaudited)

                                                                 Three Months Ended
                                                          -----------------------------------
                                                            September 26,      September 28,
                                                                2004                2003
                                                          ------------------  ---------------

Net revenues:
  Online                                                         $53,086          $48,936
  Telephonic                                                      37,586           40,371
  Retail/fulfillment                                               6,842            5,853
                                                          ------------------  ---------------
       Total net revenues                                         97,514           95,160
Cost of revenues                                                  57,942           56,093
                                                          ------------------  ---------------
Gross profit                                                      39,572           39,067

Operating expenses:
  Marketing and sales                                             29,892           28,846
  Technology and development                                       3,104            3,431
  General and administrative                                       7,602            7,779
  Depreciation and amortization                                    3,896            3,917
                                                          ------------------  ---------------
       Total operating expenses                                   44,494           43,973
                                                          ------------------  ---------------
Operating loss                                                    (4,922)          (4,906)

Other income (expense):
   Interest income                                                   382              192
   Interest expense                                                 (141)            (233)
   Other                                                               4             (199)
                                                          ------------------  ---------------
Total other income (expense), net                                    245             (240)
                                                          ------------------  ---------------
Loss before income taxes                                          (4,677)          (5,146)
Income tax benefit                                                 1,967                -
                                                          ------------------  ---------------
Net loss                                                          (2,710)          (5,146)
                                                          ==================  ===============
Basic and diluted net loss per common share                       ($0.04)          ($0.08)
                                                          ==================  ===============


Weighted average shares used in the calculation of basic
  and diluted net loss per common share                           66,210           65,775
                                                          ==================  ===============

Calculation of Pre-tax loss per share:

             Loss before income taxes                             (4,677)          (5,146)
                                                          ==================  ===============
Basic and diluted loss before income taxes per
  common share                                                    ($0.07)          ($0.08)
                                                          ==================  ===============

Weighted average shares used in the calculation of basic
and diluted loss before taxes per common share                    66,210           65,775
                                                          ==================  ===============



                                     (more)

1-800-FLOWERS.COM Reports Revenues of $97.5 Million for its Fiscal 2005 First Quarter, pg.6:


                    1-800-FLOWERS.COM, Inc. and Subsidiaries
                         Selected Financial Information
                      Consolidated Statements of Cash Flows
                                 (In thousands)
                                   (unaudited)

                                                                                          Three Months Ended
                                                                                    --------------------------------
                                                                                    September 26,       September
                                                                                         2004           28, 2003
                                                                                    ---------------   --------------
Operating activities:
Net loss                                                                                 ($2,710)          ($5,146)
Reconciliation of net income to net cash provided by operations:
  Depreciation and amortization                                                            3,896             3,917
  Deferred income taxes                                                                   (1,967)                -
  Bad debt expense                                                                            46                91
  Other non-cash items                                                                         -               156
  Changes in operating items:
       Receivables                                                                          (794)           (1,667)
       Inventories                                                                       (13,733)           (8,952)
       Prepaid and other                                                                  (2,164)           (2,733)
       Accounts payable and accrued expenses                                              (5,685)           (3,996)
       Other assets                                                                       (2,404)           (2,581)
       Other liabilities                                                                     405               616
                                                                                    ---------------   --------------
  Net cash used in operating activities                                                  (25,110)          (20,295)

Investing activities:
Purchase of investments                                                                  (26,090)          (18,666)
Sale of investments                                                                       25,828            21,459
Capital expenditures, net of non-cash expenditures                                        (2,945)           (2,233)
Other                                                                                         58                75
                                                                                    ---------------   --------------
  Net cash (used in) provided by investing activities                                     (3,149)              635
Financing activities:
Acquisition of  treasury stock                                                            (1,173)                -
Proceeds from employee stock options                                                         146               229
Repayment of notes payable and bank borrowings                                              (337)             (250)
Payment of capital lease obligations                                                        (411)             (544)
                                                                                    ---------------   --------------
  Net cash used in financing activities                                                   (1,775)             (565)
                                                                                    ---------------   --------------
Net change in cash and equivalents                                                       (30,034)          (20,225)
Cash and equivalents:
  Beginning of period                                                                     80,824            49,079
                                                                                    ---------------   --------------
  End of period                                                                          $50,790           $28,854
                                                                                    ===============   ==============




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